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                                                                    EXHIBIT 10.9


                                                      Albert J. Costello
                                                      Chairman, President and
                                                      Chief Executive Officer

                                                      W. R. Grace & Co.
                                                      One Town Center Road
                                                      Boca Raton, FL 33486-1010

                                                      September 23, 1996

Mr. Donald H. Kohnken
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL  33486

Dear Don:

     This letter outlines the arrangements relating to your resignation and retirement as Executive Vice President of W. R. Grace & Co. ("Company") and your resignation from all positions you hold with the subsidiaries and affiliates of the Company.

1. You will resign your position as Executive Vice President of the Company on September 30, 1996, and retire effective that date.

2. Following your retirement on September 30, 1996, you will be entitled to the compensation and benefits set forth below in accordance with and subject to the following terms:

A. You will receive severance pay, equal to $493,553 (a total of 65.155 weeks' severance pay) paid in the form of a lump sum in October 1996.

B.   Incentive Compensation

     You will be considered for a prorated annual incentive compensation award for 1996 based on the financial performance of the Company and your individual performance. Your 1996 award, which is subject to Board approval, will be paid to you in March 1997.

C.   Executive Salary Protection Plan and Split-Dollar Life Insurance Plan

     Your death benefit coverage under the Executive Salary Protection Plan shall cease on October 31, 1996, while your disability coverage under that Plan will cease on September 30, 1996, in accordance with the terms of that Plan. Your participation in the Split-Dollar Life Insurance Plan will cease on November 30, 1996, although you may purchase the policy by reimbursing the Company for the premiums paid by the Company for that policy on your behalf through the date of your retirement. Estimated premiums paid by the Company through November 30, 1996 are expected to total approximately $323,000 for five policy years with estimated cash value of approximately $270,000. Your death benefit coverage is $1,000,000 under the split dollar policy and $560,000 under the Company-paid group basic life plan.

D.   Long-Term Incentive Plan

     Your participation in the Company's Long-Term Incentive Plan for the 1994-96, 1995-97 and 1996 -98 Performance Periods will vest and be paid to you at the same time as other


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    participants.  Your awards for 1994-96, 1995-97 and 1996-98 will be prorated as of your September 30, 1996 retirement date.

E.  Stock Options

    Your November 5, 1987, October 4, 1990, December 5, 1991, December 3, 1992, November 4, 1993, April 7, 1994 and March 2, 1995 stock option grants are fully vested. Subject to SEC requirements and restrictions (as to which you should consult Bob Lamm), you will be free to exercise your stock options and to sell the shares acquired on exercise following your resignation as an officer of the Company on September 30, 1996. After your retirement, you will have a three-year grace period during which you may exercise your options, except for the November 5, 1987 grant which will expire on its existing expiration date of November 4, 1997.

F.  Stock Swap Arrangement

    The 12,676 shares of restricted stock granted to you under the August 1, 1991 "Stock Swap Arrangement" are scheduled to have the restrictions lapse in five equal installments during the five-year period beginning January 31, 1997 and ending with the restrictions lapsing on the last installment on January 31, 2001. The 49,000 stock options you received under that arrangement are scheduled to vest in five equal annual installments beginning January 31, 1997 through January 31, 2001. Notwithstanding this schedule, as a result of your retirement on September 30, 1996, all such stock options will vest, to the extent not already vested, on March 31, 1999 (30 months following your retirement) and you will have until September 30, 1999 to exercise such options during the six month remainder of the three-year grace period following your retirement. The Compensation Committee of the Board at its May 1996 meeting consented to your retirement so that the restrictions on the restricted shares will be lifted upon your retirement, and so that the 30-month waiting period will be eliminated with respect to the stock options.

G.  Savings and Investment Plan

    Following your retirement, you may elect to take a lump sum distribution under the Savings and Investment Plan, defer your distribution until age 70 1/2 or elect to begin receiving installment payments over a period of up to 10 years, in accordance with the terms of the Plan. Your S&I balance as of September 17, 1996 was $981,675. In March 1997 you will be eligible to receive your Savings & Investment Replacement payment for 1996 in an amount estimated to be $16,183.

H.  Deferred Compensation

    Your deferred compensation balances, estimated at $1,062,763 as of August 31, 1996, will be paid to you in accordance with the distribution elections you have previously made.

I.  Post-Retirement Life and Medical Coverage

    You may participate in the Company's post-retirement life (with reinstated coverage of $5,000 if you do not purchase your split dollar policy) and medical plans in accordance with their terms following your retirement on September 30, 1996. Of course, should the Company amend or terminate these plans for all other similarly situated employees, such amendment or termination would apply to you.

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J.  Pensions

    Under the Company's Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, assuming continuous service through September 30, 1996, your estimated annual benefit, on a straight life basis, would be $267,694 beginning October 1, 1996. You may, of course, elect any other payment option that is available under the Plans. Of course, should the Company amend or terminate these plans for all other similarly situated retirees, such amendment or termination would apply to you.

K.  Perquisites

    You may continue to use your Company-provided leased car and Company provided financial counseling through September 30, 1996. The Company will arrange for you to purchase your leased car on September 30, 1996 at the then "fair market value."

L.  Unused Vacation Payment

    You are entitled to paid vacation aggregating not less than five weeks during 1996. You will be entitled to payment for any unused vacation time in accordance with Company policy at the time you retire on September 30, 1996.

    This letter sets forth the entire agreement and understanding between you and the Company concerning the compensation and benefit arrangements covered by this letter, and it supersedes all prior agreements and understandings, if any, concerning such subject matter between you and the Company. No representation or promise concerning such subject matter has been made by the Company that is not set forth in this letter.

    Also, this letter supersedes the letter that I previously sent to you regarding the matters addressed herein, dated June 3, 1996, and the amendment to that letter, dated June 14, 1996 (collectively, the "Prior Letters"), and the Prior Letters shall be of no effect.

    Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning it to me.


                                                   Sincerely,



Accepted and agreed to
this ___ day of September 1996

_________________________
Donald H. Kohnken